EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                            We have issued our report dated March 12, 2007, accompanying the consolidated financial statements of Winmark Corporation and subsidiaries (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment) included in the Annual Report on Form 10-K for the year ended December 30, 2006, which is incorporated by reference in this Post-Effective Amendment No. 3 to Form S-1.  We hereby consent to the incorporation by reference in Post-Effective Amendment No. 3 to Form S-1 of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

Minneapolis, Minnesota

November 9, 2007